Exhibit 3.1

THIRD AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

WESTERN REFINING LOGISTICS, LP

This Third Amended and Restated Agreement of Limited Partnership (as it may be amended, supplemented or restated from time to time, this “Agreement”) of Western Refining Logistics, LP (the “Partnership”), dated as of October 30, 2017, is entered into by and between Western Refining Logistics GP, LLC, a Delaware limited liability company, as the general partner (“General Partner”), and Andeavor Logistics LP, a Delaware limited partnership, as the sole limited partner (the “Limited Partner”).

WHEREAS, on July 17, 2013, the General Partner formed the Partnership pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act, as amended from time to time (the “Act”);

WHEREAS, the General Partner and Western Refining Southwest, Inc., an Arizona corporation, as the Organizational Limited Partner, entered into that First Amended and Restated Agreement of Limited Partnership of the Partnership on October 16, 2013;

WHEREAS, the General Partner adopted the Second Amended and Restated Agreement of Limited Partnership of the Partnership on October 30, 2015 (the “Original LP Agreement”);

WHEREAS, the General Partner, without the approval of any Partner, may amend any provision of the Original LP Agreement pursuant to Section 13.1(i) to reflect an amendment effected, necessitated or contemplated by a Merger Agreement approved by the Limited Partners of the Partnership as provided in the Original LP Agreement; and

WHEREAS, on the date hereof, pursuant to that certain Agreement and Plan of Merger, dated as of August 13, 2017, by and among the Limited Partner, Tesoro Logistics GP, LLC, a Delaware limited liability company, the Partnership, the General Partner, WNRL Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Limited Partner (“LP Merger Sub”), WNRL GP Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Limited Partner (“GP Merger Sub”) (the “Merger Agreement”), providing for, among other things, the merger of LP Merger Sub with and into the Partnership, the merger of GP Merger Sub with and into the General Partner, the admission of the Limited Partner as a limited partner of the Partnership, all other limited partners of the Partnership simultaneously ceasing to be limited partners of the Partnership and the amendment and restatement of the Original LP Agreement.

NOW, THEREFORE, pursuant to the Merger Agreement and the Original LP Agreement, the General Partner and Limited Partner do hereby amend and restate the Original LP Agreement as follows:

1. Name. The name of the limited partnership formed by the Partnership’s Certificate of Limited Partnership shall continue to be “Western Refining Logistics, LP”.

2. Purpose. The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities that may be necessary or incidental to the foregoing.

3. Registered Office. Unless and until changed by the General Partner, the address of the registered office of the Partnership in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808.

4. Registered Agent. The name and address of the registered agent of the Partnership for service of process on the Partnership in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

5. Term. The term of the Partnership commenced upon the filing of the Partnership’s Certificate of Limited Partnership in accordance with the Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Section 8. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Act.

6. Partners. The General Partner is and shall continue to be the sole general partner of the Partnership and the Partnership is hereby continued without dissolution. The names and business, residence and mailing addresses of the General Partner and the Limited Partner (which is hereby and pursuant to the Merger Agreement admitted as the sole limited partner of the Partnership) are as follows:

General Partner:	Western Refining Logistics GP, LLC

212 N. Clark Dr.

El Paso, TX 79905

Limited Partner:	Andeavor Logistics LP

19100 Ridgewood Pkwy

San Antonio, TX 78259

7. Powers. The business and affairs of the Partnership shall be managed by the General Partner. The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware. Notwithstanding any other provisions of this Agreement, the General Partner is authorized to execute and deliver any document on behalf of the Partnership without any vote or consent of any other partner, including, but not limited to, any and all mergers, acquisitions or dissolution.

8. Dissolution. The Partnership shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of each of the partners of the Partnership; (b) an event of withdrawal of a general partner has occurred under the Act, unless there is a remaining general partner who is hereby authorized to, and does, carry on the business of the Partnership without dissolution or the business of the Partnership is continued without dissolution in accordance with the Act, (c) there are no limited partners of the Partnership unless the business of the Partnership is continued without dissolution in accordance with the Act, (d) the entry of a decree of judicial dissolution has occurred under Section 17-802 of the Act or (e) the General Partner approves of a dissolution.

9. Partnership Interests. As of the date of this Agreement, the General Partner has a non-economic general partner interest in the Partnership, such interest granting the General Partner the exclusive right to manage and operate the Partnership in its capacity as General Partner. The Limited Partner has a limited partner interest in the Partnership which constitutes 100% of the aggregate partnership interest (as defined in the Act) of all partners in the Partnership.

10. Limitation of Liability. The Limited Partner shall have no liability under this Agreement except as expressly provided in this Agreement or the Act.

11. Distributions. Distributions shall be made to the partners of the Partnership at the times and in the aggregate amounts determined by the General Partner. Such distributions shall be made among the partners in the Partnership in accordance with their percentage of partnership interests in the Partnership. Notwithstanding any other provision of this Agreement, neither the Partnership, nor the General Partner on behalf of the Partnership, shall be required to make a distribution to a partner of the Partnership on account of its interest in the Partnership if such distribution would violate the Act or other applicable law.

12. Taxes. The General Partner shall prepare and timely file (on behalf of the Partnership) all state and local tax returns, if any, required to be filed by the Partnership. The Partnership and the partners acknowledge that for federal income tax purposes, the Partnership is intended to be disregarded as an entity separate from the Limited Partner.

13. Assignment and Transfer.

(a) The Limited Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership only if the Partnership will have a limited partner after such withdrawal. Upon the withdrawal of the Limited Partner, the Limited Partner shall receive any amount the Limited Partner contributed to the Partnership.

(b) The General Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership without the consent of the Limited Partner.

14. Withdrawal. Except to the extent set forth in Section 13, no right is given to any partner of the Partnership to withdraw from the Partnership.

15. Admission of Additional or Substitute Partners. One or more additional or substitute limited partners of the Partnership or general partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

16. Indemnification.

(a) As used in Sections 16, 17 and 18, the following terms shall have the following meanings respectively:

“Indemnitee” means (a) the General Partner, (b) any Person who is or was an officer or director of the General Partner, the Partnership or any subsidiary of the Partnership (collectively, the “Partnership Group”, and any member of the Partnership Group, a “Group Member”) and (c) any Person who is or was serving at the request of the General Partner or any of its affiliates as an officer, director, manager, managing member, general partner, employee, agent, fiduciary or trustee of another Person owing a fiduciary or similar duty to any Group Member; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

(b) To the fullest extent permitted by law, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. For purposes of this Agreement, any determination, other action or failure to act by any Indemnitee will be considered to be in bad faith only if such Indemnitee subjectively believed such determination, other action or failure to act was adverse to the interest of the Partnership. Any indemnification pursuant to this Section 16(b) shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(c) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 16(b) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 16, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 16.

(d) The indemnification provided by this Section 16 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(e) The Partnership may purchase and maintain (or reimburse the General Partner or its affiliates for the cost of) insurance, on behalf of an Indemnitee and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Indemnitee in connection with the Partnership’s activities or such Indemnitee’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.

(f) For purposes of this Section 16, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 16(b); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(g) In no event may an Indemnitee subject the Limited Partner to personal liability by reason of the indemnification provisions set forth in this Agreement.

(h) An Indemnitee shall not be denied indemnification in whole or in part under this Section 16 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(i) The provisions of this Section 16 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(j) No amendment, modification or repeal of this Section 16 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 16 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

17. Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the General Partner or Limited Partner or any other Persons who have acquired equity interests in the Partnership or is otherwise bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. In the case where an Indemnitee is liable for damages, those damages shall only be direct damages and shall not include punitive damages, consequential damages or lost profits.

(b) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, the Partners, any Person who acquires an equity interest in the Partnership or is otherwise bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable, to the fullest extent permitted by law, to the Partnership, the General Partner, the Limited Partner, any Person who acquires an equity interest in the Partnership or is otherwise bound by this Agreement, for its reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 17 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 17 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

18. Third-Party Beneficiaries. Each partner agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.

19. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF DELAWARE, WITH ALL RIGHTS AND REMEDIES BEING GOVERNED BY SAID LAWS.

20. Counterparts. This Agreement may be executed or subscribed to in counterparts, all of which together shall constitute one agreement binding on all parties hereto notwithstanding that all of the parties have not signed the same counterpart.

21. Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement as of the day and year first above written.

GENERAL PARTNER:

Western Refining Logistics GP, LLC

By	/s/ C. Douglas Johnson
	Name:	C. Douglas Johnson
	Title:	President

LIMITED PARTNER:

Andeavor Logistics LP

By: Andeavor Logistics GP, LLC, its general partner

By	/s/ Steven M. Sterin
	Name:	Steven M. Sterin
	Title:	President and Chief Financial Officer

[Signature Page to Third A&R Agreement of Limited Partnership of Western Refining Logistics, LP]